UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Sterling Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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111 North Wall Street
Spokane, Washington 99201

March 25, 2005

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Sterling Financial Corporation. The Annual Meeting will be held on Tuesday, April 26, 2005, at 10:00 a.m., local time, at the Spokane Agricultural Trade Center.

As set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, you will have an opportunity to vote on the election of Directors, the ratification of the independent registered public accounting firm, and any other matters properly brought before the meeting. We will also report on Sterling’s operations and respond to questions of general interest to Shareholders.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your continued support is sincerely appreciated.

Sincerely,
/s/ HAROLD B. GILKEY
Harold B. Gilkey
Chairman of the Board and Chief Executive Officer

STERLING FINANCIAL CORPORATION

111 North Wall Street
Spokane, Washington 99201

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of Sterling Financial Corporation (“Sterling”) will be held in the Conference Theater of the Agricultural Trade Center (located in the Spokane Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington, on Tuesday, April 26, 2005, at 10:00 a.m., local time, for the following purposes:

1.                To elect three Directors of Sterling for terms ending in the year 2008;

2.                To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for Sterling for 2005; and

3.                To transact such other business as may properly come before the Annual Meeting.

These matters are more fully described in the attached Proxy Statement. Only Shareholders of record at the close of business on March 4, 2005, the record date, will be entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,
/s/ NED M. BARNES
NED M. BARNES
Secretary
Spokane, Washington
March 25, 2005

STERLING FINANCIAL CORPORATION
111 North Wall Street
Spokane, Washington 99201

PROXY STATEMENT

Annual Meeting of Shareholders

To be Held April 26, 2005

Date, time, place and purpose of Sterling’s Annual Meeting

The 2005 annual meeting of Sterling’s Shareholders, including any postponements or adjournments thereof (the “Annual Meeting”), will be held at 10:00 a.m., local time, on Tuesday, April 26, 2005, at 10:00 a.m. in the Conference Theater of the Agricultural Trade Center (located in the Spokane Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington. At the meeting, Sterling’s Shareholders as of March 4, 2005 (the “record date”) will be asked to elect the nominees for the Board of Directors and ratify the appointment of BDO Seidman, LLP (“BDO”) as the independent registered public accounting firm for Sterling for 2005. This Proxy Statement is first being sent to holders of Sterling common stock on or about March 25, 2005, and is accompanied by a proxy that is being solicited by the Sterling Board of Directors for use at the Annual Meeting.

Record date; outstanding shares; shares entitled to vote

Only holders of record of Sterling common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. Each holder of Sterling common stock is entitled to one vote for each share of Sterling common stock owned as of the record date. As of the record date, there were 23,005,545 shares of Sterling common stock outstanding.

Quorum; vote required

Under Washington law, any Shareholder action at a meeting requires that a quorum exist with respect to that action. A quorum for the actions to be taken at the Annual Meeting will consist of a majority of the outstanding shares of Sterling common stock entitled to vote, present in person or by proxy at the Annual Meeting. Shareholders of record, including brokers holding customers’ shares of record, who are present at the Annual Meeting in person or by proxy and who abstain from voting, are considered present and entitled to vote and will count toward the quorum.

If a quorum exists at the Annual Meeting, those nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast for Directors will be elected as Directors. If a quorum exists, the ratification of the appointment of BDO as the independent registered public accounting firm for Sterling for 2005, and all other matters that properly come before the Annual Meeting, will be approved if the number of votes cast in favor of the proposed action exceeds the number of votes cast against it. Abstentions and broker non-votes will have no impact on the election of Directors or other proposals. Proxies and ballots will be received and tabulated by American Stock Transfer & Trust Company, Sterling’s transfer agent and inspector of elections for the Annual Meeting.

Voting of proxies

The Board of Directors requests that you complete, date and sign the proxy card accompanying this Proxy Statement and promptly return the card in the enclosed postage-paid envelope. Unless contrary instructions are specified, all properly signed proxies received by Sterling and not revoked before the vote at the Annual Meeting will be voted: 1) FOR the election of the three Directors nominated by the Board of Directors; 2) FOR the ratification of the appointment of BDO as the independent registered public accounting firm for Sterling for 2005; and 3) in accordance with the best judgment of the proxy agents on any other matters properly brought before the Annual Meeting. If the Annual Meeting is postponed or adjourned, your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Otherwise, your shares may not be voted and will be recorded as broker non-votes. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee and you bring the proxy to the Annual Meeting.

If you are a participant in Sterling’s 401(k) Employee Savings and Investment Plan and Trust, your completed proxy will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the Annual Meeting to count. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will vote your plan shares in accordance with the recommendations of the 401(k) Advisory Committee.

If you are a participant in the Klamath First Federal Employee Stock Ownership Plan (the “Klamath ESOP”), the proxy card represents a voting instruction to the trustee of the Klamath ESOP as to the number of shares in the participant’s plan account. Each participant may direct the trustee as to the manner in which shares of common stock allocated to the participant’s plan account are to be voted. Unallocated shares of common stock held by the Klamath ESOP, and allocated shares for which no voting instructions are received from participants, will be voted by the trustee, to the extent not inconsistent with its fiduciary obligations, in the same proportion as shares for which the trustee has received voting instructions.

How to revoke your proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Annual Meeting:

•       delivering to Sterling a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

•       signing and delivering to Sterling a proxy card relating to the same shares and bearing a later date; or

•       attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Also, please note that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

Voting electronically via Internet or telephone

A large number of banks and brokerage firms provide Shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available.

Expenses of proxy solicitation

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by Sterling. Proxies will be solicited by Sterling by mail and may also be solicited on behalf of Sterling by directors, officers and other employees of Sterling, without additional remuneration, in person or by telephone or facsimile transmission. Sterling will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Sterling common stock as of the record date and will reimburse such entities for the cost of forwarding the proxy materials in accordance with customary practice.

Recommendation of the Board of Directors

The Board of Directors of Sterling believes the proposals described herein are in the best interests of Sterling and its Shareholders and, accordingly, recommends that the Shareholders vote “FOR” the proposals identified in the Notice.

PROPOSAL 1:   ELECTION OF DIRECTORS

The Board of Directors currently consists of nine Directors who are divided as closely as possible into three classes. The members of each class serve three-year terms, and one class is elected annually. The Board of Directors has nominated current Directors Donald N. Bauhofer, Thomas H. Boone and Harold B. Gilkey for election at this year’s Annual Meeting as Directors to serve terms of three years ending at the annual meeting of Shareholders of Sterling in the year 2008, or when their respective successors have been duly elected and qualified.

Each nominee for election as a Director at the Annual Meeting has consented to serve if elected. Sterling has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unable to serve as a Director for any reason, the Board of Directors shall designate a substitute nominee. Unless instructions to the contrary are specified on the proxy card, proxies will be voted in favor of the persons who have been nominated by the Board of Directors.

The Board of Directors recommends that Shareholders
vote “FOR” the nominees.

BOARD OF DIRECTORS OF STERLING FINANCIAL CORPORATION

HAROLD B. GILKEY

Mr. Gilkey, 65, has served as Chairman of the Board and Chief Executive Officer (“CEO”) of Sterling Financial Corporation since its inception, and served as Chairman of the Board and CEO of Sterling Savings Bank (“Sterling Savings”) from 1981 until October 2003. Mr. Gilkey co-founded Sterling Savings in 1981. Additionally, he is Chairman of the Board of INTERVEST-Mortgage Investment Company (“INTERVEST”), Action Mortgage Company (“Action Mortgage”) and Harbor Financial Services, Inc. (“Harbor Financial”), each of which are wholly owned subsidiaries of Sterling Savings. Mr. Gilkey brought to Sterling Savings over 20 years of commercial and mortgage banking experience. He served as President of Bancshares Mortgage Company of Spokane, Washington, and Senior Vice President of Old National Bank of Spokane, Washington. Prior to this, Mr. Gilkey was employed by Bank of America for 12 years. Mr. Gilkey serves on the Federal Home Loan Bank of Seattle Board of Directors. Mr. Gilkey is a past Director of the Washington Savings League and a member of the Savings Association Insurance Fund Industry Advisory Committee, an advisory committee of the Federal Deposit Insurance Corporation. Mr. Gilkey received his degree in Business Administration from the University of Montana in 1962 and his Master of Business Administration degree from the University of Southern California in 1970. If reelected, his term will expire in 2008.

WILLIAM W. ZUPPE

Mr. Zuppe, 63, has served as Director, President and Chief Operating Officer of Sterling since its inception and served as Director, President and Chief Operating Officer of Sterling Savings from 1981 until October 2003 when he was promoted to lead Sterling Savings as Chairman of the Board and CEO. Mr. Zuppe co-founded Sterling Savings in 1981. Mr. Zuppe is also Vice President and serves as a Director of INTERVEST, Action Mortgage and Harbor Financial. Mr. Zuppe brought to Sterling Savings 18 years of mortgage lending experience as Vice President of Bancshares Mortgage Company and Manager of Loan Administration of Sherwood & Roberts, Inc. of Walla Walla, Washington, a mortgage banking company. Mr. Zuppe currently serves as Chairman of the Board for America’s Community Bankers, a national trade association. He is past Chairman of the Washington Savings League Board of Directors and past member of the Federal Reserve Board - Thrift Institutions Advisory Council. His term will expire in 2006.

NED M. BARNES

Mr. Barnes, 68, has served as Secretary and a Director of Sterling since its inception, and as Secretary of Sterling Savings since 1981 and as a Director since 1983. Mr. Barnes is also Secretary and serves as a Director of INTERVEST, Action Mortgage and Harbor Financial. Mr. Barnes is a Principal in the law firm of Witherspoon, Kelley, Davenport & Toole, P.S. of Spokane, Washington, which he joined in 1965. Mr. Barnes’ law practice emphasizes the areas of real estate, banking and corporate law. He is a member of the Board of Directors of the Spokane Community Mental Health Center. He is also Trustee on the City of Spokane Library Board and a Director on the Board of the Downtown Spokane Partnership, a local downtown Spokane advocate. Mr. Barnes graduated from the University of Minnesota in 1958, earning a degree in Business Administration. He received his Juris Doctor degree from the University of Washington in 1961. His term will expire in 2007.

RODNEY W. BARNETT

Mr. Barnett, 61, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1981. He is President and General Manager of Carr Sales Company, an electrical supply firm in Spokane, Washington. Mr. Barnett is also a past Director of the National Association of Electrical Distributors. His term will expire in 2006.

DONALD N. BAUHOFER

Mr. Bauhofer, 53, has served as a Director of Sterling since his appointment in January 2004. He is Founder and President of the Pennbrook Company, a real estate development firm in Bend, Oregon, established in 1985. In addition, he is Founder and CEO of Pennbrook Homes, Inc., and Praxis Medical Group; co-owner of Arrowood Development, LLC; and co-owner and Director of Pacific Education Corporation. Mr. Bauhofer served on the Board of Directors of Klamath First Bancorp, Inc. (“Klamath”) from November 2002 until December 2003. Mr. Bauhofer was then appointed to Sterling’s Board of Directors after Klamath was merged into Sterling in January 2004. Mr. Bauhofer earned a Masters degree in Business Administration and an undergraduate degree from Stanford University and a Juris Doctor degree from the University of California at Davis. If reelected, his term will expire in 2008.

THOMAS H. BOONE

Mr. Boone, 64, has served as a Director of Sterling since 2000 and as a Director of Sterling Savings since 1998. Mr. Boone is an attorney, shareholder and President of the law firm of Boone Karlberg, P.C. of Missoula, Montana. He is a past member and President of the Missoula YMCA Board of Directors and the Western Montana Bar Association, a Director and President of the Missoula County Scholarship

Fund, a Director and President of the Missoula Symphony Association and a member of the Board of Visitors for the University of Montana School of Law. Mr. Boone graduated from Harvard College and received his Juris Doctor degree from Harvard Law School. Mr. Boone was a member of the Board of Directors of Big Sky Bancorp, Inc., which merged with Sterling in November 1998. If reelected, his term will expire in 2008.

WILLIAM “IKE” L. EISENHART

Mr. Eisenhart, 52, has served as a Director of Sterling since his appointment in January 2004. He serves as an independent financial advisor to privately held and publicly traded companies on investment banking matters. Previously, Mr. Eisenhart was a Managing Director at Dain Bosworth, Inc., in Seattle, Washington, a Partner in Corporate Finance for Cable Howse & Ragen in Seattle, Washington, and Vice President of Corporate Finance at Goldman, Sachs & Company in New York City. Currently, he serves as a member of the Finance Committee of the YMCA of Greater Seattle, and as a member of the Board of Directors of Jumbo Foods, Inc., a privately held business serving convenience stores in western states. He has been a board member of Emerald Hills Coffee, Inc., a privately held coffee distributor, since 2002. Mr. Eisenhart earned a Masters degree in Business Administration from the University of Chicago and his undergraduate degree from Harvard College. Mr. Eisenhart is Co-Chair of Harvard College Schools and Scholarship Committee of Western Washington. His term will expire in 2006.

JAMES P. FUGATE

Dr. Fugate, 72, has served as a Director of Sterling since 1989. He is the retired Superintendent of Auburn School District No. 408. Dr. Fugate is a former Director of Central Evergreen Savings & Loan Association. He is on the Board of Governors of the Auburn Regional Medical Center and serves as the Chairman of the Board. His term will expire in 2007.

ROBERT D. LARRABEE

Mr. Larrabee, 69, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. Mr. Larrabee is the owner of Merchant Funeral Home in Clarkston, Washington. He is also a former Director of Laurentian Capital Corporation, a former Director of Lewis and Clark Savings & Loan Association and a past President of the Board of Regents of the University of Washington. His term will expire in 2007.

PROPOSAL 2:   RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed BDO to serve as the independent registered public accounting firm for Sterling and its subsidiaries for the year ending December 31, 2005, and any interim periods. BDO has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will be available to respond to appropriate questions presented at the Annual Meeting. Such representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so. If the required number of votes does not ratify the appointment of BDO, the Board will review its future selection of independent registered public accounting firms.

The Board of Directors unanimously recommends that Shareholders vote “FOR”
the Proposal to ratify the appointment of BDO as the
independent registered public accounting firm for Sterling for 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Audit Fees:   The aggregate fees and expenses billed by BDO for professional services rendered for the audit of Sterling’s annual financial statements, the reviews of the financial statements included in Sterling’s periodic reports filed with the SEC on Forms 10-Q, SEC registration statement services, and the audits of the financial statements of Sterling’s subsidiaries were $317,384 and $604,400 for the years ended December 31, 2003 and 2004, respectively. Fees for 2004 include the integrated audit of Sterling’s consolidated financial statements and management’s assessment of internal controls over financial reporting as required by the Public Company Accounting Oversight Board and the SEC.

Audit Related Fees:   The aggregate fees and expenses billed by BDO for audit related services rendered during 2003 and 2004 were $24,000 and $29,250, respectively. Types of services in this category were primarily audits of the employee benefit plans and consultation on accounting standards.

Tax Fees:   The aggregate fees billed by BDO for tax services rendered during 2003 and 2004 were $89,220 and $91,745, respectively. Types of tax services provided by BDO primarily consisted of advice related to preparing Sterling’s corporate tax returns and tax consulting projects.

All Other Fees:   There were no other services provided by BDO during 2003 and 2004.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the responsibility of Sterling’s Audit Committee to pre-approve all audit and non-audit services provided by BDO. The Audit Committee has adopted a policy authorizing certain permissible audit and non-audit services to be performed by BDO with subsequent reporting and oversight required by the Audit Committee. Permissible services, not pre-approved pursuant to this policy, require specific review and approval prior to the engagement by the Audit Committee, or a designated member. Specific pre-approval of such permissible services with estimated fees of $2,500 or less may be waived via the de minimis exception rule. Procedures are in place to ensure the Audit Committee Chairman is notified in the event the de minimis rule is used. All services rendered by and fees paid to BDO are reported to and monitored quarterly by the Audit Committee. The Audit Committee considers whether the provision of related audit services are compatible with maintaining the independent registered public accounting firm’s independence. To assist the Audit Committee in its oversight responsibilities, the pre-approval policy identifies the three basic principles of independence with respect to services provided by the independent registered public accounting firm, as well as the non-audit services the independent registered public accounting firm is prohibited from providing. One hundred percent of all services provided by BDO in each of the last two fiscal years were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

Sterling has proactively taken steps to establish a corporate governance framework that affirms our high standards of business conduct, emphasizes the importance of integrity and honesty in the conduct of our business, and ensures the integrity of the controls and procedures implemented by our Directors, officers and employees, including our internal control over financial reporting. Actions we have taken to establish this corporate governance framework include: maintaining a Board composed of a majority of independent directors; adoption of charters for various Directors’ committees; adoption of a Code of Ethics for all of our Directors, officers and employees; and provision of a procedure for shareholders and employees to communicate with the Board. We believe that the ethical foundations outlined in our corporate governance framework are critical to our ongoing success and the maximization of shareholder value.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined that each of the following Directors is an “independent director” as such term is defined by the rules of the National Association of Securities Dealers (“NASD”) and the Securities Exchange Commission (“SEC”):

Rodney W. Barnett

Donald N. Bauhofer

Thomas H. Boone

William “Ike” L. Eisenhart

James P. Fugate

Robert D. Larrabee

The Board of Directors has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by the rules of the NASD and the SEC.

The Board of Directors has adopted a Code of Ethics that applies to all Sterling employees and Directors, including Sterling’s senior financial officers. The Code of Ethics is publicly available on Sterling’s website at http://www.sterlingsavingsbank.com.

Communication with the Board of Directors

Shareholders may send communications to the Board of Directors of Sterling by addressing such correspondence to:

Harold B. Gilkey

Chairman of the Board

Sterling Financial Corporation

111 North Wall Street

Spokane, WA 99201

As Chairman of the Board, Mr. Gilkey monitors Shareholder communications, forwards correspondence to the appropriate committee(s) or Director(s) and facilitates an appropriate response.

Compensation and Attendance of Directors

Directors of Sterling who are not employees of Sterling are paid an annual fee of $10,000 plus a fee, which is currently $2,000, for every meeting attended. Directors of Sterling Savings who are not employees are paid an annual fee of $10,000 plus a fee, which is currently $2,000, for every meeting attended. Individuals who serve on both Boards receive a fee of $2,000 for attending Sterling Savings meetings but do not receive an additional fee for attending Sterling meetings. Directors serving on committees of the respective Boards also receive a fee of $500 for every committee meeting attended unless they serve as the chair of a committee in which case they receive a fee of $1,000 for every committee meeting attended. Additionally, Directors who also serve as Directors of the subsidiaries of Sterling Savings receive a fee of $250 for each meeting attended. Directors receive reimbursement for travel and other expenses incurred in connection with Board business.

Nonemployee Directors of Sterling also receive annual grants of non-qualified stock options. Such options have an exercise price equal to the fair market value of the Sterling common stock on the date of grant and generally expire ten years from the date of grant. In the event that a nonemployee Director is removed from office for cause, all options granted to such nonemployee Director pursuant to the automatic grants of non-qualified stock options described above will expire immediately upon such removal.

The Board of Directors of Sterling held 12 meetings during 2004. Each Director attended at least 75% of such meetings and those of the Board committees on which the Director served during the year. It is Sterling’s policy that members of the Board of Directors should attend all annual meetings of Shareholders except for absences due to causes beyond the reasonable control of the Directors. At the 2004 annual meeting of Shareholders of Sterling Financial Corporation, all but one of the Directors were in attendance.

Committees of the Board of Directors

The Board of Directors of Sterling has established Audit, Personnel and Nominating Committees.

The primary responsibilities of the Audit Committee are to oversee the integrity of Sterling’s financial reporting process, including its financial statements and systems of internal controls, as well as its compliance with legal and regulatory requirements. The Audit Committee reviews the independent registered public accounting firm’s qualifications, independence and performance and oversees and monitors the performance of Sterling’s internal audit function. The Audit Committee is responsible for the retention, supervision and termination of the independent registered public accounting firm for resolving disagreements between management and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is also responsible for reviewing the adequacy of the authority, responsibilities and functions of Sterling’s internal audit department. The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for Sterling’s financial reporting process and for preparing Sterling’s financial statements. Sterling’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee held two meetings during 2004 and currently consists of Messrs. Barnett (Chairman), Boone and Eisenhart, each of whom has been determined by the Board to be “independent” and financially literate as required by the rules of the NASD and the SEC. Members of the Audit Committee have reviewed and discussed with management and the independent registered public accounting firm the periodic reports of Sterling prior to filing such reports with the SEC. No member of the Audit Committee has participated in the preparation of the financial statements of Sterling or its subsidiaries at any time during the past three years. The Board has determined that Mr. Barnett is an “audit committee financial expert” as defined by the SEC. The Audit Committee operates under a written charter reviewed and approved annually by Sterling’s Board of Directors. Sterling’s Audit Committee Charter is publicly available on Sterling’s website at www.sterlingsavingsbank.com.

The Personnel Committee reviews and makes recommendations to the Board of Directors with respect to personnel policies that include, but are not limited to, officer and employee salaries and benefits. The Personnel Committee held three meetings during 2004 and currently consists of Messrs. Larrabee (Chairman), Fugate and Bauhofer, each of whom has been determined by the Board to be “independent” as that term is defined by the rules of the NASD and the SEC.

The Nominating Committee recommends to the Board of Directors a slate of nominees for election by the Shareholders at each annual meeting of Sterling. At the request of the Board, the Nominating Committee recommends for approval by the Board, nominees to fill vacancies or new positions on the Board as they may occur or be created from time to time, all in accordance with Sterling’s Bylaws. The Nominating Committee identifies potential nominees from various sources, including recommendations from Directors and officers of Sterling. The Nominating Committee will consider nominees recommended by Shareholders upon submission in writing to the Chairman of the Board of Directors the names of such nominees, together with their qualifications for service as Directors of Sterling. Individuals recommended by Shareholders are evaluated in the same manner as other potential nominees. The Nominating Committee reviews and discusses recommendations received for Director candidates and evaluates the qualifications of such candidates before selecting a slate of nominees to be recommended to the Board. Qualifications which the Nominating Committee will consider in evaluating Director candidates include contacts within Sterling’s market area, skills, experience, time availability and such other criteria as the Nominating Committee shall determine to be relevant. The Nominating Committee held one meeting in 2004, and currently consists of Messrs. Fugate (Chairman), Larrabee and Bauhofer, each of whom has been determined by the Board to be “independent” as that term is defined by the rules of the NASD and the SEC. The Nominating Committee operates under a written charter approved by Sterling’s Board of Directors. Sterling’s Nominating Committee Charter is publicly available on Sterling’s website at http://www.sterlingsavingsbank.com.

EXECUTIVE OFFICERS

In addition to Messrs. Gilkey and Zuppe, the Executive Officers of Sterling and its subsidiaries are Heidi B. Stanley, David P. Bobbitt, Daniel G. Byrne, Stephen L. Page, John M. Harlow, James L. Kirschbaum and Jeffery D. Schlenker. Each Executive Officer has held his or her present position for the past five years except as otherwise stated.

HEIDI B. STANLEY

Ms. Stanley, 48, has served as Vice Chair and Chief Operating Officer of Sterling Savings since October 2003. She previously served as Executive Vice President—Corporate Administration after joining Sterling Savings in 1985. In 2004, she was named one of the “25 Women to Watch in Banking” by U.S. Banker magazine. Prior to joining Sterling, Ms. Stanley was employed by IBM in San Francisco, California, and Tucson, Arizona. She is a past Chairman of the Board of the Association of Washington Business. She is Vice-Chairman of America’s Community Banker’s Membership Committee and a member of the Government Affairs Steering Committee. She serves on the Board of Governors of the WSU Foundation, and is Chairman of the Foundation Planning Committee. She also serves on the Board of the Spokane Chamber of Commerce. Ms. Stanley graduated from Washington State University in 1979 with a degree in Business Administration.

DAVID P. BOBBITT

Mr. Bobbitt, 57, serves as President of Sterling Savings. He joined Sterling Savings in 1996. Before joining Sterling Savings, Mr. Bobbitt was employed by West One Bank for 26 years. He serves as a Director of the Pacific Coast Banking School. He is an Advisory Director of the College of Business and Economics at the University of Idaho. He is a member of the Idaho Bankers Association Executive Council. He also serves as the Chairman of the North Idaho Fair Board. Mr. Bobbitt is a graduate of North Idaho College, the Pacific Coast Banking School and Harvard University’s Advanced Management Program.

DANIEL G. BYRNE

Mr. Byrne, 50, serves as Executive Vice President-Finance, Chief Financial Officer and Assistant Secretary of Sterling. He has served in these capacities with Sterling Financial Corporation and Sterling Savings, both of which he joined in 1983. Mr. Byrne is also the Assistant Secretary and Treasurer of INTERVEST, Action Mortgage and Harbor Financial. Before joining Sterling, Mr. Byrne was employed by the accounting firm of Coopers & Lybrand in Spokane, Washington. He is a past Lieutenant Governor of Kiwanis International. Mr. Byrne is a past member of the Board of Trustees and its Executive

Committee and is currently a member of the Finance Committee for Gonzaga Preparatory School. He is a member of the Board of Directors of Spokane Community Mental Health and a member and past Chairman of the Parish Council of St. Thomas More Church. Mr. Byrne is a certified public accountant and graduated from Gonzaga University in 1977 with a Bachelor’s degree in Accounting.

STEPHEN L. PAGE

Mr. Page, 56, serves as Executive Vice President, Portfolio Manager of Sterling Savings. He joined Sterling Savings in 1983. Prior to 1983, Mr. Page was employed by Kiemle & Hagood Company of Spokane, Washington, as a Property Management Leasing Officer. He is a Director of the Educational Loan Foundation, and serves as a mentor in Big Brothers & Sisters of Spokane. Mr. Page graduated from the University of Utah in 1970 and received a Master of Business Administration degree from the University of New Mexico in 1973.

JOHN M. HARLOW

Mr. Harlow, 62, serves as Vice President of Sterling Savings and President and a Director of INTERVEST. He joined Sterling Savings in 1987. Mr. Harlow was formerly the President of the Mortgage Banking Division of Moore Financial Services of Portland, Oregon; Senior Vice President of Income Property Lending for Bancshares Mortgage Company of Spokane, Washington; and Vice President/Regional Manager for I.D.S. Mortgage Company in northern California. Mr. Harlow graduated from the University of Illinois in 1965, is a Certified Mortgage Banker and is a past President of the Oregon Mortgage Bankers Association.

JAMES L. KIRSCHBAUM

Mr. Kirschbaum, 64, serves as Vice President of Sterling Savings and President and Chief Operating Officer of Action Mortgage. He joined Sterling Savings in October 2001. Mr. Kirschbaum was formerly Executive Vice President of Source Capital Corporation in Spokane, Washington. He is a member of the Mortgage Bankers Association of America, a past President of the Seattle Mortgage Lenders Association, and a past President for the second time of the Washington State Mortgage Lenders Association. He is also a board member of the Pacific Real Estate Institute and a past President of the United Way of Spokane County. Mr. Kirschbaum is a graduate of the Stanford University Executive Program and the recipient of an Honorary Master’s degree from Eastern Washington University’s College of Business.

JEFFERY D. SCHLENKER

Mr. Schlenker, 37, has served as Vice-President of Harbor Financial since his appointment in January 2004. He was previously employed by Klamath First Financial Services, where he served as President for two years. Prior to his employment by Klamath, Mr. Schlenker was a financial advisor for approximately seven years. He has a Bachelor’s degree in Business Administration from the University of Phoenix and has his Series 6, 63 and 7 licenses in the securities industry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based solely on statements filed with the SEC or other information that Sterling believes to be reliable, there were no known beneficial owners of more than five percent of Sterling’s common stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of January 31, 2005, information concerning the beneficial ownership of Sterling common stock by each Director and Executive Officer named in the Summary Compensation Table and by all Directors and Executive Officers as a group.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership		of Class
Ned M. Barnes	52,299	(1)	*
Rodney W. Barnett	42,534	(2)	*
Donald N. Bauhofer	27,076	(3)	*
David P. Bobbitt	77,436	(4)	*
Thomas H. Boone	55,031	(5)	*
William “Ike” L. Eisenhart	10,300	(6)	*
James P. Fugate	20,349	(7)	*
Harold B. Gilkey	334,088	(8)	1.34%
John M. Harlow	101,884	(9)	*
Robert D. Larrabee	31,760	(7)	*
Heidi B. Stanley	152,807	(10)	*
William W. Zuppe	205,447	(11)	*
All Directors and Executive Officers as a Group (16 persons)	1,315,736	(12)	5.38%

*                    Less than 1%

(1)          Includes 1,587 shares as to which Mr. Barnes has shared voting and investment power, 23,712 shares held in a self-directed profit-sharing plan and 14,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005. Excludes 2,142 shares owned by the law firm of which Mr. Barnes is a principal, as to which shares Mr. Barnes disclaims beneficial ownership.

(2)          Includes 9,495 shares owned by a profit-sharing plan, of which Mr. Barnett is the principal administrator, and as to which shares he disclaims beneficial ownership, and 14,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005.

(3)          Includes 21,897 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005.

(4)          Includes 64,548 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005. Excludes 7,097 shares held by Sterling’s Deferred Compensation Plan and 2,102 shares (as of December 31, 2004) held by the 401(k) Plan for the benefit of Mr. Bobbitt, as to which shares Mr. Bobbitt disclaims beneficial ownership.

(5)          Includes 14,602 shares owned by a profit-sharing plan, as to which shares Mr. Boone disclaims beneficial ownership, and 14,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005.

(6)          Includes 7,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005.

(7)          Includes 14,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005.

(8)          Includes 150,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005, and 12,477 shares held for Mr. Gilkey’s individual account under the 401(k) Plan. Excludes 178,697 shares held by Sterling’s Deferred Compensation Plan and 7,209 shares (as of December 31, 2004) held by the 401(k) Plan for the benefit of Mr. Gilkey, as to which shares Mr. Gilkey disclaims beneficial ownership.

(9)          Includes 71,300 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005. Excludes 32,550 shares held by Sterling’s Deferred Compensation Plan and 4,672 shares (as of December 31, 2004) held by the 401(k) Plan for the benefit of Mr. Harlow, as to which shares Mr. Harlow disclaims beneficial ownership.

(10)   Includes 119,500 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005, and 5,236 shares held for Ms. Stanley’s individual account under the 401(k) Plan. Excludes 32,158 shares held by Sterling’s Deferred Compensation Plan and 4,166 shares (as of December 31, 2004) held by the 401(k) Plan for the benefit of Ms. Stanley, as to which shares Ms. Stanley disclaims beneficial ownership.

(11)   Includes 161,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005, and 13,223 shares held for Mr. Zuppe’s individual account under the 401(k) Plan. Excludes 122,298 shares held by Sterling’s Deferred Compensation Plan and 6,799 shares (as of December 31, 2004) held by the 401(k) Plan for the benefit of Mr. Zuppe, as to which shares Mr. Zuppe disclaims beneficial ownership.

(12)   In addition to the information supplied in footnotes 1-10, includes 137,200 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2005, and 20,954 shares held in individual accounts under the 401(k) Plan. Excludes 38,563 shares held by Sterling’s Deferred Compensation Plan and 10,075 shares (as of December 31, 2004) held by the 401(k) Plan for the benefit of members of the group, as to which shares such members disclaim beneficial ownership.

Equity Compensation Plan Information

The following table provides information about Sterling’s common stock that may be issued upon the exercise of options, warrants and rights under Sterling’s equity compensation plans as of December 31, 2004.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders:
Stock option plans	1,195,980	$22.77	570,000
Equity compensation plans not approved by shareholders:	None	None	None
Total	1,195,980	$22.77	570,000

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During the fiscal year 2004, Messrs. Larrabee, Fugate and Bauhofer served on the Personnel Committee, with Mr. Larrabee serving as Chairman.

Compensation Philosophy

Sterling seeks to promote a strong pay-for-performance culture by aligning compensation with Sterling’s performance. Sterling’s Board of Directors believes that compensation should:

•       relate to the value created for Shareholders by being directly tied to the financial performance and condition of Sterling and each Executive Officer’s contribution thereto;

•       reward individuals who help Sterling achieve its short-term and long-term objectives and thereby contribute significantly to the success of Sterling;

•       help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and

•       reflect the qualifications, skills, experience and responsibilities of each Executive Officer.

The Personnel Committee, which is composed of three nonemployee Directors, administers the compensation of the CEO and the other Executive Officers of Sterling and its subsidiaries (the “Executive Officers”), subject to review and appropriate approval of Sterling’s Board of Directors.

In determining executive compensation, Sterling uses peer group comparisons as part of its overall analysis. The Personnel Committee believes that companies operating in the banking and financial services industries are appropriate to include in its compensation analysis. Additionally, the Personnel Committee is advised from time to time by outside compensation consultants on its compensation policies.

Several factors are used to measure the performance of Sterling and its Executive Officers. To measure corporate financial and operating results, the Personnel Committee examines Sterling’s return on equity and its earnings per share as compared to the performance of peers. Individual performance measures are designed to be reasonably attainable, under the immediate influence of the executive and related to the success of the individual.

Components of Compensation

At present, the executive compensation program is comprised of base salary, annual cash incentive compensation, long-term compensation in the form of deferred compensation and stock options and benefits typically offered to executives of similar corporations.

Base Salary.   In establishing the base salaries of the CEO and the other Executive Officers, the Personnel Committee examines competitive peer group surveys and data to determine whether compensation is competitive with that offered by other companies in the banking and financial services industries. The Personnel Committee looks primarily at companies that are similar in terms of their size and the complexity of their operations. The Personnel Committee also takes into account Sterling’s financial and operating performance as compared with the industry as a whole and considers the diverse skills required of its executive management to expand its operations while maintaining good performance. In addition, the Personnel Committee considers the particular executive’s performance, responsibilities, qualifications and experience in the banking industry.

Annual Cash Incentive Compensation.   Sterling maintains an Annual Cash Incentive Compensation Program. The annual component of this plan is intended to encourage and reward the achievement of (1) growth in Sterling’s reported earnings; and (2) targeted returns on equity. These criteria are deemed by the Personnel Committee to be critical in increasing Shareholder value. The plan also is designed to assist in attracting and retaining qualified employees, to further link the financial interests and objectives of employees with those of Sterling and to foster accountability and teamwork throughout Sterling.

Long-Term Incentive Plans.   The Personnel Committee believes that long-term incentive plans, such as the 2003 Long-Term Incentive Plan, provide a competitive incentive that links the achievement of financial goals and individual performance with greater Shareholder value. The purpose of these plans is to encourage the ownership of Sterling common stock, attract and retain qualified employees, develop and maintain strong management and employee loyalty and give suitable recognition to an individual’s material contributions to Sterling’s success.

Supplemental Executive Retirement Plan.   In January 2002, Sterling adopted a Supplemental Executive Retirement Plan (the “SERP”). The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Depending on their classification under the Plan, participants will receive from 40% to 60% of their annual salary amount as of January 1, 2002, for 10 to 15 years, beginning at normal retirement age. Retirement benefits vest at the rate of 10% per year of service. Except for participants who have completed 25 years of service, benefits are reduced for early retirement. The present value of the retirement benefits becomes 100% vested if, within three years of a change in control of Sterling, either the Plan or the participant’s employment are terminated.

Deferred Compensation Plan.   Sterling maintains a non-qualified Deferred Compensation Plan. As of December 31, 2004, there were eight participants in the Deferred Compensation Plan. All amounts in a participant’s account become 100% vested upon a change in control; when the participant attains normal retirement age; when the employment of the participant terminates due to death or disability; or upon termination of the Plan. Prior to such an event, amounts in a participant’s account vest at the rate of 10% per year of service, provided that such vesting shall reach 100% when the participant reaches the age of 60. Payment of an account may be in a lump sum or in installments as determined by the Personnel Committee, and the Committee may accelerate installments. Payment must be commenced within one year of the termination of the participant’s employment with Sterling. In February 2002, Sterling discontinued additional contributions to the Deferred Compensation Plan.

Klamath Plans.   In connection with the Klamath acquisition, Sterling assumed supplemental executive retirement plans (“Klamath SERP Agreements”) in place with certain former Klamath executives. Under the Klamath SERP Agreements, these executives are entitled to receive a normal retirement benefit at their normal retirement age that provides a continuation of salary for life, with annual increases of two percent. The amount of the normal retirement benefit is based on each executive’s projected annual salary at the time of his normal retirement age. The Klamath SERP Agreements provide for full vesting of these normal retirement benefits if the executive’s employment is terminated, without cause, within two years following a change in control. If termination occurs prior to the executive reaching his normal retirement age, an executive may elect to receive benefits prior to his normal retirement age, in which case such benefit will be reduced accordingly, based on the number of years that payments commence before normal retirement age.

Sterling also assumed director fee continuation agreements with the former Klamath directors, which entitle each director to retirement benefits upon termination of service, except for cause. Directors who were terminated subsequent to the transaction are initially entitled to normal retirement benefits of $3,007 per month for directors who were at least age 65 on the effective date of the transaction and $2,834 per month for directors who were under age 65, with annual increases of two percent. A director retiring before age 65 may elect to receive the retirement benefit prior to age 65, in which case the benefit will be reduced accordingly, based on the number of years that payments commence before normal retirement age. If the director dies before 60 monthly payments have been made, such payments will continue until a total of 60 monthly payments have been made, or until the death of the director’s surviving spouse, whichever occurs earlier.

Sterling also assumed the Klamath ESOP to the extent necessary to maintain the Klamath ESOP until its termination, which is pending approval by the Internal Revenue Service. As of the effective date of the Klamath acquisition, the Klamath ESOP was frozen, such that no further contributions have been made to the Klamath ESOP and no further benefits are accruing to participants thereunder. When the Klamath ESOP was established, Klamath loaned funds to the plan to purchase shares of Klamath common stock, which represented the security for the loan. As Klamath made contributions to the Klamath ESOP each year to fund the benefits thereunder, these monies were used by the Klamath ESOP to pay down the loan and release shares from the collateral suspense account for allocation to participants. The Klamath ESOP provided that shares released from the Klamath ESOP suspense account in accordance with Klamath’s annual contributions were allocated among participants on the basis of compensation in the year of allocation. Upon termination of the Klamath ESOP, the remaining unallocated shares that were not required to pay off the Klamath ESOP loan balance will be allocated 50% on the basis of compensation and 50% on the basis of account balances. This allocation is contingent on Internal Revenue Service approval of the Klamath ESOP termination. Upon final termination, all account balances will be distributed to Klamath ESOP participants as soon as administratively practicable.

Compensation of CEO

During 2004, the compensation of Mr. Gilkey, Chairman of the Board and CEO, was based on the general principles of the executive compensation program and on Mr. Gilkey’s Employment Agreement. In determining the salary and other forms of compensation for Mr. Gilkey, the Personnel Committee took into consideration Mr. Gilkey’s substantial experience and standing in the industry in general and with Sterling in particular. The Personnel Committee also considered the increased responsibilities for Mr. Gilkey as a result of Sterling’s diversification and growth in recent years. The Personnel Committee believes that Mr. Gilkey’s compensation as CEO appropriately reflects Sterling’s performance during 2004 and his contributions to that performance.

Personnel Committee Interlocks and Insider Participation

During 2004, there were no “interlocking” or cross-board memberships that are required to be disclosed under the rules of the SEC. For a general description of transactions and relationships Directors and Executive Officers and their associates may have had with Sterling and its affiliates during the year, see “Interests of Directors and Executive Officers in Certain Transactions.”

Submitted by the Personnel Committee of the Board of Directors of Sterling Financial Corporation.

Robert D. Larrabee, Chairman
James P. Fugate
Donald N. Bauhofer

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation received from Sterling by the CEO of Sterling and the four other most highly compensated executive officers who were serving as executive officers at the end of 2004 (together, the “Named Executive Officers”) for services in all capacities to Sterling and its subsidiaries for the last three years.

					Long-Term
	Annual Compensation				Compensation
				Other Annual	Securities Underlying	All Other
Name and Position	Year	Salary ($)	Bonus ($)	Comp. ($)(1)	Options (#)	Comp. ($)
Harold B. Gilkey,	2004	450,000	450,000	—	40,000	389,538	(2)
Chairman and CEO of	2003	375,000	275,000	62,675	30,000	390,836
Sterling	2002	324,000	125,000	58,879	30,000	374,309
William W. Zuppe,	2004	350,000	250,000	—	40,000	197,213	(3)
Chairman and CEO of	2003	275,000	200,000	55,179	30,000	269,669
Sterling Savings	2002	244,000	100,000	54,160	30,000	199,675
Heidi B. Stanley,	2004	252,000	85,000	—	25,000	45,022	(4)
Vice Chair and COO of	2003	198,000	60,000	—	25,000	43,972
Sterling Savings	2002	160,000	30,000	—	15,000	37,168
David P. Bobbitt,	2004	240,000	70,000	—	20,000	86,580	(5)
President and CPO of	2003	195,000	60,000	—	20,000	79,636
Sterling Savings	2002	160,000	30,000	—	15,000	68,579
John M. Harlow,	2004	216,000	40,000	—	10,000	180,124	(6)
Vice President of	2003	206,000	40,000	—	10,000	159,913
Sterling Savings;	2002	200,000	40,000	—	10,000	136,238
President of INTERVEST

(1)          Compensation amounts are not required to be provided where the aggregate amounts of perquisites and other personal benefits do not exceed the lesser of either $50,000 or 10% of the total of such officer’s annual salary and bonus.

(2)          Includes: a) $4,550 vested contribution to the 401(k) Plan; b) $377,175 vested in the SERP; and c) $7,813 of income allocated to the individual by virtue of Sterling’s payment of tax associated with the amount vested in the SERP.

(3)          Includes: a) $4,550 vested contribution to the 401(k) Plan; b) $188,753 vested in the SERP; and c) $3,910 of income allocated to the individual by virtue of Sterling’s payment of tax associated with the amount vested in the SERP.

(4)          Includes: a) $4,550 vested contribution to the 401(k) Plan; b) $23,583 vested in the SERP; c) $489 of income allocated to the individual by virtue of Sterling’s payment of tax associated with the amount vested in the SERP; and d) $16,400 vested in the Deferred Compensation Plan.

(5)          Includes: a) $4,550 vested contribution to the 401(k) Plan; b) $61,572 vested in the SERP; c) $1,275 of income allocated to the individual by virtue of Sterling’s payment of tax associated with the amount vested in the SERP; and d) $19,183 vested in the Deferred Compensation Plan.

(6)          Includes: a) $4,550 vested contribution to the 401(k) Plan; b) $172,011 vested in the SERP; and c) $3,563 of income allocated to the individual by virtue of Sterling’s payment of tax associated with the amount vested in the SERP.

Option Grants in 2004

The following table sets forth information with respect to stock options granted to the Named Executive Officers during 2004. Sterling has no outstanding stock appreciation rights. The amounts shown for each Named Executive Officer as potential realizable values are based entirely on hypothetical annualized rates of stock appreciation of five percent and ten percent compounded over the full ten-year terms of the options. These assumed rates of growth were selected by the SEC for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and Sterling’s future performance and prospects. There can be no assurance that the Named Executive Officers will receive the potential realizable values shown in this table.

	Individual Grants				Potential Realizable
	Number	Percentage			Value at Assumed
	of Securities	of Total	Exercise		Annual Rates of Stock
	Underlying	Options	or Base		Price Appreciation
	Options	Granted in	Price	Expiration	for Option Term
Name	Granted	Fiscal Year	($/Sh)(1)	Date	5% ($)	10% ($)
Harold B. Gilkey	40,000	12.54	40.07	02/28/15	1,007,992	2,554,450
William W. Zuppe	40,000	12.54	40.07	02/28/15	1,007,992	2,554,450
Heidi B. Stanley	25,000	7.84	40.07	02/28/15	629,995	1,596,532
David P. Bobbitt	20,000	6.27	40.07	02/28/11	272,553	618,329
John M. Harlow	10,000	3.13	40.07	02/28/11	136,276	309,164

(1)          The Exercise or Base Price is the fair market value of the Sterling common stock on the date of grant as listed on the NASDAQ National Market, as adjusted for stock dividends declared and/or paid.

Aggregated Option Exercises in 2004 and Year-End Option Values

The following table sets forth information on the exercise of stock options during 2004 by each of the Named Executive Officers and the value of unexercised in-the-money options at December 31, 2004.

			Number of Securities		Value of Unexercised
		Net	Underlying Unexercised		In-the-Money
	Shares Acquired	Value	Options at Year-End		Options at Year-End ($)(1)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Harold B. Gilkey	72,000	1,915,810	150,000	0	3,369,950	0
William W. Zuppe	72,000	2,223,590	161,000	0	3,574,020	0
Heidi B. Stanley	6,000	167,760	119,500	0	2,353,525	0
David P. Bobbitt	40,152	1,132,146	64,548	0	1,609,034	0
John M. Harlow	0	0	71,300	4,200	1,212,166	42,504

(1)          Values are adjusted for Sterling common stock dividends declared and/or paid.

Employment and Change in Control Agreements

Sterling has entered into employment agreements (the “Agreements”) with Messrs. Gilkey and Zuppe, which provide for annual fixed minimum salaries. The Agreements provide for incentive bonuses, long-term incentive compensation including stock options, certain perquisites, including payment for tax preparation and financial planning, payment for an annual physical examination, club membership fees and payment of an automobile allowance, and rights to participate in other benefit programs offered or maintained by Sterling. The Agreements with Messrs. Gilkey and Zuppe expire on December 31, 2009.

The Agreements provide for the payment of certain severance benefits to Messrs. Gilkey and Zuppe upon termination of their employment by Sterling without cause or following a constructive discharge or their permanent disability. If Messrs. Gilkey or Zuppe are not reelected to the Board of Directors, then they will be considered to have been constructively discharged under the terms of the Agreements. Pursuant to these provisions, Mr. Gilkey and Mr. Zuppe would be entitled to receive their base salary in effect at the time of termination until the later to occur of the expiration of their Agreements or the end of the three-year period following the date of such termination. In the event Messrs. Gilkey or Zuppe were discharged within eighteen months following a change in control of Sterling, they would be entitled to their base salaries and incentive bonuses, at the highest annual rates during their employment, until the later to occur of the expiration of their Agreements or the end of the three-year period following the date of such discharge. In addition, in the event of any of these terminations of employment, earned but unpaid base salary and incentive bonus amounts and amounts held for Messrs. Gilkey and Zuppe in the deferred compensation plan and the supplemental executive retirement plan as of the date of termination would be payable in full. Medical, dental care, life or other insurance, including travel, accident and disability insurance and the perquisites detailed above would continue for the severance period. Stock options granted pursuant to the Agreements would become fully exercisable during the severance period.

The Agreements provide for the survival of certain benefits upon any termination of employment, including retirement, except for a termination for cause. The benefits that survive include medical, dental, disability, travel and accident insurance coverage for Messrs. Gilkey and Zuppe and their spouses, to the extent not offset by Medicare, and the continuation of certain perquisites, specifically tax preparation and financial planning, annual physical and club membership fees.

Sterling is the plaintiff in a lawsuit which is pending in the United States Court of Federal Claims (the “Lawsuit”). The Lawsuit is an action for damages arising out of the government’s breach of its contracts with Sterling in connection with Sterling’s past acquisitions of certain troubled thrift associations. In the event that a settlement or judgment amount is received by Sterling as a result of the Lawsuit, Messrs. Gilkey and Zuppe are entitled by the terms of the Agreements to receive three percent and two percent, respectively, of the gross amount received in recognition of their substantial contribution in bringing about the settlement or judgment. This provision is intended to survive the termination of the Agreements.

Sterling has also entered into employment agreements (the “Executive Agreements”) with each of the other Named Executive Officers, other than Mr. Kirschbaum and Mr. Schlenker. The term of each Executive Agreement continues until either the Board of Directors in its sole discretion or the executive in his or her sole discretion terminates the respective agreement in accordance with its terms.

Under the Executive Agreements, the Chairman and the President of Sterling determine the annual salary of the executive. Upon termination for any reason or resignation for Good Cause upon or within three years after a Change in Control (as Change in Control and Good Cause are defined in the Executive Agreements), certain executives will be paid three times and certain executives will be paid two times annual compensation, including the greater of salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or salary and actual bonus for the prior calendar year (annualized if the executive was not employed by Sterling for the entire calendar year), but excluding the value of grants of stock options or restricted stock. In addition, all of the executive’s outstanding, unvested options will immediately vest and become exercisable and, subject to prior approval of the Board, restrictions on all or certain grants of the executive’s restricted stock will immediately lapse.

Under the terms of the Agreements and the Executive Agreements, if a Change in Control payment constitutes a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the executive is entitled to receive payment of an additional amount (the “Gross-Up Payment”) within a specified period of time. Any Gross-Up Payment would be equal to the amount necessary to cause the net amount retained by the executive, after subtracting the parachute excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and any federal, state and local income taxes, FICA tax and excise tax on the Gross-Up Payment, to be equal to the net amount the executive would have retained had no Excise Tax been imposed and no Gross-Up Payments been paid.

Sterling establishes certain compensation arrangements with its executive officers at the time of hire. The arrangements include starting salary, bonus eligibility, initial stock option grants and relocation packages, where appropriate.

SHAREHOLDER RETURN COMPARISON

The following chart sets forth a five-year comparison of total Shareholder return on the common stock of Sterling compared to the NASDAQ Thrift Market Index and the Russell 2000 Index. The chart assumes an investment of $100 on December 31, 1999, and the reinvestment of all dividends. Sterling has never paid a cash dividend on its common stock. The stock price performance shown on the following chart is provided as of year-end and may not be indicative of current stock price levels or future stock price performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG STERLING FINANCIAL CORPORATION,
NASDAQ THRIFT MARKET INDEX AND RUSSELL 2000 INDEX

INTERESTS OF DIRECTORS, OFFICERS AND OTHERS IN CERTAIN TRANSACTIONS

Certain of the Directors and Executive Officers of Sterling and its subsidiaries were customers of and had transactions with Sterling Savings during 2004. In addition, certain Directors and Executive Officers are officers, Directors or Shareholders of corporations or members of partnerships that were customers of or had transactions with Sterling Savings during 2004. All such transactions were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Sterling Savings sold commercial real property located in Klamath Falls, Oregon, to Donald N. Bauhofer for approximately $500,000. Sterling Savings has also entered into a lease for real property in which Mr. Bauhofer has an indirect interest. The value of the lease payments over the term of the lease will total approximately $200,000. Both of these transactions were approved by a majority of the disinterested members of the Board of Directors. The law firm of Witherspoon, Kelley, Davenport & Toole, P.S., of which Director Ned M. Barnes is a principal, received approximately $2.2 million during 2004 for legal services rendered to Sterling and its subsidiaries, exclusive of amounts paid by customers.

AUDIT COMMITTEE REPORT

During the fiscal year 2004, Directors Barnett, Boone and Eisenhart served on the Audit Committee, with Director Barnett serving as Chairman. Director Eisenhart was appointed to the Audit Committee in February 2004, following the resignations of Directors Meyers and Wallace from the Board of Directors. As more fully described in the Audit Committee Charter, the Audit Committee is responsible for overseeing Sterling’s accounting and financial reporting processes, including the quarterly review and the annual audit of Sterling’s consolidated financial statements by BDO, Sterling’s independent registered public accounting firm. BDO currently serves as Sterling’s independent registered public accounting firm and has conducted the audit of Sterling’s financial statements for 2004. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Audit Committee has appointed BDO to serve as the independent registered public accounting firm to conduct an audit of Sterling’s financial statements for 2005. BDO has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will have an opportunity to make a statement if they desire to do so and who will be available to respond to appropriate questions presented to the Secretary of Sterling in advance of the Annual Meeting. As part of fulfilling its responsibilities, the Audit Committee has reviewed and discussed Sterling’s audited financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm that firm’s independence.

Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2004 be included in Sterling’s 2004 Annual Report on Form 10-K filed with the SEC.

Submitted by the Audit Committee of the Board of Directors of Sterling Financial Corporation.

Rodney W. Barnett, Chairman
Thomas H. Boone
William “Ike” L. Eisenhart

SHAREHOLDER PROPOSALS

It is presently anticipated that the 2006 annual meeting of Shareholders of Sterling will be held on Tuesday, April 25, 2006. In order for any Shareholder proposal to be considered for inclusion in the proxy materials of Sterling for the annual meeting on April 25, 2006, such proposal must be submitted, in accordance with the rules and regulations of the SEC, in writing to the Secretary of Sterling at Sterling’s corporate offices by November 25, 2005.

Shareholders wishing to bring a proposal to be considered at the 2006 annual meeting of stockholders (but not include it in Sterling’s proxy materials) must provide written notice of such proposal to Sterling’s Secretary at Sterling’s principal executive offices no later than February 8, 2006, to be considered timely.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Sterling’s Directors, Executive Officers and beneficial owners of more than 10% of any registered class of Sterling equity securities are required to file reports of their ownership of Sterling’s securities and any changes in that ownership with the SEC. Based solely on its review of copies of these reports and on written representations from such reporting persons, Sterling believes that during 2004 such filing requirements were complied with, except that Mr. Bobbitt had three Forms 4, and Mr. Eisenhart, Mr. Page and Ms. Spires each had one filing on Form 4 that were not received by the SEC on a timely basis.

OTHER MATTERS

Sterling knows of no other business that will be presented for consideration at the Annual Meeting other than those items set forth herein. The enclosed proxy card, however, confers discretionary authority to the proxy agents to vote with respect to matters that may be presented at the Annual Meeting, including the election of any person as a Director in the event a nominee of the Board of Directors of Sterling is unable to serve. If any such matters come before the Annual Meeting, the proxy agents will vote according to their own best judgment.

ANNUAL REPORT

A copy of Sterling’s 2004 Annual Report on Form 10-K, including financial statements, is being mailed to Shareholders with this Proxy Statement. Additional copies of the Annual Report on Form 10-K may be obtained without charge by writing to Shareholder Relations, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201-0611. This Proxy Statement and the Company’s 2004 Annual Report on Form 10-K are also available on Sterling’s website at http://www.sterlingsavingsbank.com after the reports are filed with the SEC. The SEC maintains a website located at http://www.sec.gov that also contains this information. The information on Sterling’s website and the SEC’s website is not part of this Proxy Statement.

By Order of the Board of Directors,
/s/ NED M. BARNES
NED M. BARNES
Secretary
Spokane, Washington
March 25, 2005

ê Please Detach and Mail in the Envelope Provided ê

STERLING FINANCIAL CORPORATION

PROXY FOR THE APRIL 26, 2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints Harold B. Gilkey and William W. Zuppe, and each of them, proxy agents of the undersigned, with full power of substitution, to represent and vote as directed herein all shares of Sterling Financial Corporation common stock held of record by the undersigned on March 4, 2005 at the annual meeting of Sterling shareholders to be held in the Conference Theatre of the Agricultural Trade Center (located in the Spokane Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington, on Tuesday, April 26, 2005, at 10:00 a.m. local time, and any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

(Continued, and to be dated and signed on other side)

ê Please Detach and Mail in the Envelope Provided ê

☒	Please mark your
votes as indicated
in this example

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES AND THE PROPOSAL LISTED BELOW.

		FOR	WITHHELD				FOR	AGAINST	ABSTAIN
1.	TO ELECT THREE DIRECTORS	☐	☐		2.	TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2005 AND ANY INTERIM PERIODS.	☐	☐	☐

FOR A TERM EXPIRING AT THE ANNUAL MEETING IN 2008. IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE OR UNWILLING TO SERVE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF A PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

Nominees: 01 Donald N. Bauhofer 02 Thomas H. Boone 03 Harold B. Gilkey
FOR, except vote withheld from the following nominee(s):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1 AND 2 AT THE DISCRETION OF THE PROXY AGENTS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy agents as to any other matters that may properly come before the Annual Meeting of Shareholders.

			Date:	, 2005
Signature (title, if any)		Signature, if held jointly

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).